Filed Pursuant to Rule 433

Registration Statement No. 333-188252

Pricing Term Sheet

BRINKER INTERNATIONAL, INC.

Pricing Term Sheet

$250,000,000 2.600% Notes due 2018 (the “2018 Notes”)

$300,000,000 3.875% Notes due 2023 (the “2023 Notes”)

Issuer:	Brinker International, Inc.
	2018 Notes	2023 Notes
Principal Amount:	$250,000,000	$300,000,000
Maturity:	May 15, 2018	May 15, 2023
Coupon	2.600%	3.875%
Price to Public:	99.930% of face amount	99.901% of face amount
Yield to Maturity:	2.615%	3.887%
Spread to Benchmark Treasury:	187.5 basis points	212.5 basis points
Benchmark Treasury:	0.625% April 30, 2018	2.000% February 15, 2023
Benchmark Treasury Spot and Yield:	99-14, 0.740%	102-04, 1.762%
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2013.	May 15 and November 15, commencing November 15, 2013.
Make-Whole Call:	At any time at a discount rate of Treasury plus 30 basis points	At any time at a discount rate of Treasury plus 35 basis points
CUSIP:	109641AF7	109641AG5
ISIN:	US109641AF72	US109641AG55
Ratings*:	Ba2 / BBB- / BBB- (stable / stable / stable)	Ba2 / BBB- / BBB- (stable / stable / stable)
Minimum denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Trade Date:	May 8, 2013
Settlement Date**:	T+5; May 15, 2013
Joint Bookrunners:	J.P. Morgan Securities LLC Merrill, Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Regions Securities LLC Wells Fargo Securities, LLC

*	An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by the rating agencies. Each of the security ratings above should be evaluated independently of any other security rating.
**

We expect that delivery of the notes will be made against payment therefor on or about May 15, 2013, which will be T+5. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this term sheet or the next succeeding two business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the dates hereof or the next succeeding two business days should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC by telephone collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.